EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

     This Agreement is made effective this 15th day of May, 2002 (the "Effective Date"), by and between E*TRADE GROUP, INC., a Delaware corporation ("Company"), and CHRISTOS M. COTSAKOS, ("Executive").

                                   BACKGROUND

     Executive is the Chairman of the Board and Chief Executive Officer of Company and is currently employed pursuant to the terms of an existing employment agreement. The Company now wishes to simplify its contractual relationship with the Executive to better align the interests of the Executive and its shareowners and stakeholders.

                              TERMS AND CONDITIONS

     In consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

     1. Termination of Prior Agreements. All prior employment agreements between the Company and the Executive shall terminate and be of no further force and effect as of the date of this Agreement.

     2. Employment. Executive agrees to continue to serve as Chief Executive Officer of Company, and as Chairman of the Company's Board of Directors, for the term of this Agreement, subject to the terms set forth in this Agreement and the provisions of the Bylaws of Company.

     3. Compensation. As compensation for his services during the term of this Agreement, Executive shall receive the amounts and benefits set forth in this
Section 3 all effective as of the Effective Date unless otherwise specified:

          (a) The Executive will receive an annual base salary of $0. However, this base salary may be reviewed and adjusted by the Board in light of the Company's performance following the one year anniversary of this Agreement.

          (b) Participation in the Company's management bonus plan, with bonus payments to be determined and paid based on the Company's meeting its performance objectives. The Executive will not be entitled to a minimum bonus. In the event that the Company meets its performance objectives, the target bonus will be $4 million. The actual bonus paid to the Executive may exceed $4 million in the event that, in the opinion of the Board, the Company substantially exceeds its performance objectives. The Executive agrees that any bonus payment is contingent upon its performance objectives being met in full accordance with generally accepted accounting principles and in accordance with the Company's Guiding Principles.

          (c) Participation in the employee benefit plans maintained by the Company and in other benefits provided by Company and in other benefits provided to senior executives. The Executive shall continue to participate in the Supplemental Executive



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Retirement Plan ("SERP), but will waive his right to vest in six million dollars of the amount that was contributed to the Executive's account in 2001. It is acknowledged by the Executive and the Company that the formula used to calculate payments to the SERP will be modified to reflect the actual bonus paid to the Executive, as opposed to potential bonus. In no event shall Executive's annual compensation for purposes of determining SERP benefits exceed $5 million. The Executive shall not receive any tax gross up payments in connection with any SERP contributions.

     4. Equity. It is acknowledged that Executive has received restricted stock and stock options (collectively, "Equity") with specific terms and conditions provided in the relevant documentation. Company agrees that there will be no change made in any such documentation during the Term, without the prior written consent of Executive, with the exception that the Executive shall waive his right to vest in two million of the shares of restricted stock which remain outstanding and unvested as of the effective date of this Agreement. The remaining unvested restricted stock shall vest on a pro rata basis over the remaining term of the April 6, 2001 grant. Subject to Executive continuing as a service provider to the Company on the applicable vesting dates. It is acknowledged that the Executive will not be entitled to any tax gross up payments for any shares of restricted stock unvested as of the date of this Agreement.

     5. Term. This Agreement and Executive's employment under this Agreement shall be effective as of the Effective Date and shall continue for a term ending on May 31, 2004 (the "Term"). This Agreement and Executive's employment may be terminated by either party prior to the end of the Term upon 60 days' prior written notice to the other party, provided that, in the event of such termination, Company shall be obligated to make the payments and provide the benefits described in Section 6 below.

     6. Termination Payments. Upon termination of Executive's employment, whether by the Company for Executive death or "Disability" or any reason other than "Cause" or by the Executive for "Good Reason," subject to the Executive or, in the event of the Executive's death or Disability his estate or personal representative, entering into and not revoking a standard release of claims in favor of the Company ("the Release"), the Company shall pay to Executive, within three business days after the end of the latest of (1) 60-day notice period provided in Section 5 above, (2) in the event of Disability, the six month period provided in section 6 (c) below, or (3) the period in which Executive, his estate or personal representative may legally revoke the Release (the "Trigger Date"), a lump sum payment in cash determined under subsection
(a):

          (a) The payment shall be equal to $4 million.

          (b) In the event of the Executive's death, the Company shall pay and provide to the Executive's surviving spouse or family trust (or estate, if none), all the payments provided under Section 6(a). The Executive's rights under the benefit plans of the Company shall be determined under the provisions of those plans.

          (c) The Company may terminate the Executive's employment for Disability by giving the Employee six months' advance notice in writing. Disability is defined in subsection (e)(v) of this Section 6. Upon the Trigger Date, the Company will pay and provide to the Executive all the payments provided under Section 6(a). In the event of Disability, the Executive's rights under the benefit plans of the Company shall be determined under the provisions of those plans.


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          (d) In the event of termination of the Executive's employment, the
Executive shall remain liable to the Company for the repayment of any outstanding loans, and accrued interest, made to the Executive by the Company, except that the term of any such outstanding loan shall be extended for five years.

          (e) For purposes of this Agreement, the following definitions shall apply:

               (i) The "Board" shall mean the Board of Directors of Company.

               (ii) The "Incumbent Board" shall mean the members of the Board as of the date of this Agreement and any person becoming a member of the Board hereafter whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company).

               (iii) "Change in Control" shall mean:

                    (A) The acquisition (other than from Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of Company or its subsidiaries which acquires beneficial ownership of voting securities of Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                    (B) The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board; or

                    (C) Approval by the stockholders of Company of a reorganization, merger, consolidation, in each case, with respect to which the shares of Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of the assets of Company.

               (iv) "Good Reason" shall mean:

                    (A) Without the express written consent of the Executive, the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 above, or any other action by Company which results in a diminution of such position, authority, duties or responsibilities, including any diminution of position due to Executive's becoming head of a division of a larger company rather than Chairman and Chief Executive Officer; or

                    (B) A Change in Control occurs; or


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                    (C) Without the express written consent of the Executive, a reduction in the overall level of Executive's compensation or benefits as provided in Section 3, including, but not limited to, the alteration of the formula for calculating the target bonus payment described in Section 3(b), above, in a manner that results in a lower value for such benefit; or

                    (D) The Company breaches this Agreement; or

                    (E) Without the express written consent of the Executive, the failure of Executive to be Chairman of the Board of Directors or the nomination by the Board of a Chairman (or person serving in a similar capacity) of a person other than Executive or the failure of the Board to appoint the Executive to the chairman or co-chair of the Finance Committee of the Board, except to the extent that applicable law or regulation requires otherwise.

     The Company will have 15 days after receiving written notice from Executive specifying the grounds for Good Reason to cure a Good Reason event or omission under subsections A, C, D or E hereof.

               (v) "Disability" shall mean the total and permanent inability of Executive due to illness, accident or other physical or mental incapacity to perform the usual duties of his employment under this Agreement, as determined by a physician selected by Company and acceptable to Executive or Executive's legal representative, which agreement as to acceptability shall not be unreasonably withheld.

               (vi) "Cause" shall be defined solely as (i) Executive's conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (ii) willful refusal of Executive to substantially perform all of his duties and responsibilities, or Executive's persistent willful neglect of duty or chronic, willful unapproved absenteeism other than for a temporary or permanent Disability, which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors; or (iii) any material and substantial breach by Executive of other terms and conditions of this Agreement, which, in the reasonable, good faith judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive's ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors.

     7. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

     8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

     9. Entire Agreement. This Agreement (including the equity documentation referred to herein, and any indemnification agreement between the Executive and the Company) contains the entire agreement of the parties with respect to the subject matter contained in this Agreement. There are no restrictions, promises, covenants, or undertakings between Company


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and Executive, other than those expressly set forth in this Agreement. This
Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be amended or modified except in writing executed by the parties.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                        E*TRADE GROUP, INC.

                                        [CORPORATE SEAL]


                                        --------------------------------------
                                        David Hayden
                                        Chair, Compensation Committee



                                        --------------------------------------
                                        Ronald Fisher
                                        Compensation Committee



                                        --------------------------------------
                                        William Ford
                                        Compensation Committee


                                        EXECUTIVE


                                        --------------------------------------
                                        Christos M. Cotsakos


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